For Immediate Release
Media Contact: Charles Wiff: (607) 743-8314 or (518) 326-6400

PIONEER BANCORP, INC. RECEIVES NASDAQ NOTICE REGARDING LATE FORM 10-K FILING

Albany, New York, October 22, 2019 – Pioneer Bancorp, Inc. (the “Company”), the holding company for Pioneer Bank, announced today that on October 16, 2019, it received a delinquency notification letter from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with the continued listing requirements under Nasdaq Listing Rule 5250(c)(1) because the Company did not timely file its Annual Report on Form 10-K for the fiscal year ended June 30, 2019 (the “Form 10-K”). The notification letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.
The Company filed a Notification of Late Filing on Form 12b-25 on October 1, 2019, indicating that the filing of the Form 10-K would be delayed due to potentially fraudulent activity discovered during the Company’s first fiscal quarter of 2020 (the quarter ending September 30, 2019).

Nasdaq has informed the Company that the Company must submit a plan of compliance (the “Plan”) within 60 calendar days, or no later than December 16, 2019, addressing how it intends to regain compliance with Nasdaq’s listing rules and, if Nasdaq accepts the Plan, it may grant an extension of up to 180 calendar days from the Form 10-K original filing due date, or until March 30, 2020, to regain compliance.

The Company’s management is working diligently to complete the Form 10-K, and intends to file the Form 10-K as soon as practicable.

About Pioneer Bank

As a leading financial institution in New York’s Capital Region, Pioneer Bank has more than $1 billion in assets and operates 22 branches locally. Recognized as a “Best Places to Work” by the Albany Business Review six years running, Pioneer Bank delivers a world-class working environment for its employees and is continually evolving to meet the needs of its customers by offering new products, services and leading technologies. Pioneer Bank is committed to giving back to the communities in which it serves through the Pioneer Bank Charitable Foundation, which provides resources to nonprofit organizations that help improve the quality of life for children in the Capital Region. For more information on Pioneer Bank, please visit www.pioneerbanking.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding the plans, intentions or expectations of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause or contribute to such differences include, but are not limited to: the impact of the potentially fraudulent activity associated with transactions and its impact on the Company’s financial statements, the timing of the finalization of the Company’s financial statements and filing of the Form 10-K, the impact of the delinquent filing on the Company’s share price, the ability of the Company to meet the continued listing requirements of Nasdaq, as well as other factors, many of which are beyond the Company’s control, included in the Company’s filings with the Securities and Exchange Commission, as such factors may be updated from time to time in subsequent filings. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.